EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

SCANTEK MEDICAL, INC.

AND

GIBRALTAR GLOBAL MARKETING LLC

AGREEMENT dated as of the 7th day of March, 2007 (this “Agreement”), by and between Scantek Medical, Inc. a Delaware corporation (the “Manufacturer”) with an address at 4B Wing Drive, Cedar Knolls, New Jersey 07927, and Gibraltar Global Marketing LLC, a Delaware limited liability company (the “Distributor”) with an address at 4B Wing Drive, Cedar Knolls, New Jersey 07927.

WHEREAS, the Manufacturer is the owner of the Intellectual Property (as hereinafter defined in Paragraph “C” of Article “2” of this Agreement); and

WHEREAS, the Distributor is desirous of obtaining an exclusive right to distribute the Product (as hereinafter defined in Paragraph “F” of Article “2” of this Agreement) in the Territory (as hereinafter defined in Paragraph “I” of Article “2” of this Agreement) and to sell distribution rights to parts of the Territory; and

WHEREAS, the Manufacturer is willing to grant to the Distributor an exclusive right to distribute the Product in the Territory upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

IT IS AGREED:

1.  Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself.

2.  Certain Definitions. The following terms as used in this Agreement shall, unless specifically indicated otherwise in this Agreement, have the following meanings:

A.  “Contract Year” shall mean the one year period commencing on January 1, 2007. Each subsequent Contract Year shall commence upon the annual anniversary date of January 1, 2007.

B.  “Dollars” shall mean United States Dollars.

C.  “Intellectual Property” shall mean all information with respect to the Product (i) which is the property of the Manufacturer, (ii) which is necessary for the marketing and use of the Product including quality control specifications and procedures used in connection therewith and information and data with respect to the use of the Technology (as defined hereinafter in Paragraph “H” of this Article “2” of this Agreement) and the Product, and (iii) utilized by the Manufacturer in obtaining governmental approvals for the sale of the Product.

“Intellectual Property” shall include, but shall not be limited to, all of the following in the United States and worldwide (regardless of whether presently owned or owned by the Manufacturer in the future): (i) the Trademark (as hereinafter defined in Paragraph “J” of Article “2” of this Agreement) which is registered in the United States Patent and Trademark Office, (ii) servicemarks, (iii) trade names, (iv) trade dress, (v) logos, (vi) copyrights, (vii) rights of authorship, (viii) inventions, (ix) moral rights, (x) Patents (as hereinafter defined in Paragraph “E” of this Article “2” of this Agreement), (xi) applications, registrations and renewals in connection with any of the foregoing, (xii) database rights, (xiii) rights of publicity, privacy and/or rights to enforce defamation claims, (xiv) rights under unfair competition and unfair trade practices laws, (xv) other intellectual and industrial property rights related thereto, (xvi) all trade secrets, or other proprietary rights, currently owned or held or to be owned or held in the future by the Manufacturer, as well as any and all Technology, (xvii) any 510(k) marketing clearances from the Food and Drug Administration, and (xviii) any over-the-counter clearances (OTC Clearances) from the Food and Drug Administration.

D.  “Knowledge” as used in the Distributor’s representations, warranties and covenants shall mean the actual knowledge of the Distributor’s officers or the constructive knowledge of such officers as if they had preformed a proper due diligence review of the subject matter.

E.  “Patents ” shall mean the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof and which are filed and which in the future shall be filed in the United States Patent and Trademark Office.

F.  “Product” shall mean the BreastCare™/BreastAlert™ Differential Temperature Sensor/Breast Abnormality Indicator device which is described on Exhibit “B”, which is annexed hereto and made a part hereof.

G. “Subdistributor” shall mean any entity which distributes units of the Product sold to it by the Distributor pursuant to, and subject to, the terms of this Agreement.

H. “Technology” shall mean all information which is presently or which shall in the future be the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof. Said Technology shall include, but shall not be limited to, certain technical trade secrets and business know-how regardless of whether presently owned or owned in the future by the Manufacturer. In addition to patents granted in the United States, the Technology may in the future be granted patents which are owned by the Manufacturer in other countries.

I. “Territory” shall mean all of the current and future countries and other governmental entities on the earth, excluding the countries set forth on Exhibit “C” which is annexed hereto and made a part hereof.

J. “Trademark” shall mean information which has been the subject of a registration which is described on Exhibit “D”, which is annexed hereto and made a part hereof and which registration has been filed and which may in the future be the subject of a registration or registrations to be filed with the United States Patent and Trademark Office.

3.  Exclusivity.

A.  Subject to the terms of this Agreement, including, but not limited to, the Distributor not being in breach of this Agreement, the Manufacturer hereby grants to the Distributor during the Term (as hereinafter defined in Article “9” of this Agreement), a non-assignable, non-transferable exclusive right to distribute and sell the Product within, and only within, the Territory.

B.  The Manufacturer hereby grants to the Distributor within, and only within, the Territory a license pursuant to the terms and conditions of this Agreement, during the Term, to use, in connection with the sale, marketing and distribution of the Product, the Intellectual Property, and all applications therefore now or hereafter owned by the Manufacturer, the right to make appropriate reference to the Intellectual Property on or in connection with the Product and any and all packaging materials, print advertisement, pamphlets, brochures, displays, letterhead or other sales, marketing and distribution materials used in connection with the Product. No right or license is granted to the Distributor to make, manufacture or assemble the Product or to use any Intellectual Property in connection with any manufacturing process, whether within or outside the Territory. The Distributor shall use the Intellectual Property solely in connection with the Product manufactured by the Manufacturer.

C.  The Distributor may sell, market and/or distribute products other than the Product, provided that the Distributor shall not, directly or indirectly, sell, market or distribute any products which, directly or indirectly, compete with any product of the Manufacturer which screens for, or is a detection modality for breast, prostate or kidney disease, cancer or strokes or any product which is based upon the technology of temperature differentials.

D.  The Distributor shall purchase the Product solely from the Manufacturer.

E.  The Product shall be manufactured by the Manufacturer. The Distributor shall not attempt, directly or indirectly, to manufacture the Product.

F. The Manufacturer shall not, directly or indirectly, sell the Product in the Territory, except for sales made or shipped by the Manufacturer from Brazil to any of the following countries: Argentina, Bolivia, Colombia, Ecuador, Guyana, Paraguay, Peru, Suriname, Uruguay or Venezuela (“Brazil Originating South American Sales”); provided, however, that the Distributor shall be entitled to all profits from Brazil Originating South American Sales, after payment of the Manufacturer’s direct expenses, excluding corporate overhead. The Manufacturer shall remit all such profits to the Distributor within thirty (30) days after the end of each calendar month. For purposes of this Paragraph “F” of this Article “3” of this Agreement, a sale of the Product by the Manufacturer made from the Territory to a buyer outside of the Territory shall not be deemed as directly or indirectly selling the Product in the Territory. The Manufacturer hereby agrees that any distribution agreement which it signs with a distributor outside the Territory shall restrict such distributor to a specific territory, and shall provide that such distributor is prohibited from selling the Product outside of such specific territory.

G. The Distributor shall have the right to retain and utilize Subdistributors; provided, however, that as a condition of any Subdistributor being retained and/or utilized, each such Subdistributor shall execute an agreement which shall be in the form of Exhibit “E” which is annexed hereto and made a part hereof.

H. From March 7, 2007 until September 7, 2007, Life Medical Technologies, Inc. (“Life Medical”) shall have the right, upon paying one million ($1,000,000) dollars to the Manufacturer (over and above all other amounts payable by Life Medical to the Manufacturer), to have China added to the Territory and removed from the list of excluded countries on Exhibit “C”.

4. Record Keeping, Reports.

A. The Distributor shall, no later than forty-five (45) days after the end of each fiscal quarter, furnish the Manufacturer and each Member of the Distributor with a detailed statement, certified to be true and correct by both its president and treasurer, respectively, or another two executive officers, (provided, however that the president and the treasurer or such other executive officers shall not be the same individual) setting forth for each month of said quarter, all sales of units of the Product made in the Territory, any trade discounts and allowances, and all credits for returned units of the Product and other similar adjustments together with copies of documents which support the detailed statement.

B. The Distributor shall maintain true, complete, and correct books of account and records of all transactions within the scope of this Agreement, in accordance with generally accepted accounting principles, to enable the Manufacturer to ascertain all amounts sold pursuant to this Agreement. Any duly authorized representatives of the Manufacturer (“Authorized Representatives”) shall have the right, during regular business hours, on reasonable notice, for the duration of this Agreement and for three (3) years thereafter, to examine said books of account and records and all other documents (including, but not limited to, sales invoices) and material in the possession or under the control of the Distributor with respect to this Agreement and its activities pursuant to this Agreement; and Authorized Representatives shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Authorized Representatives shall have the right at such inspection to examine all information pertinent to this Agreement dating from the commencement date of this Agreement.

5. Costs of Examination. If, upon an examination it is revealed that there is due and owing by the Distributor an amount which exceeds, by two (2%) percent or more, the amount which was paid to the Manufacturer with respect to any Contract Year, then the cost of the examination shall be borne by the Distributor. If, upon an examination it is revealed that there is due and owing by the Distributor an amount which does not exceed by two (2%) percent or more the amount which was paid to the Manufacturer with respect to any Contract Year, then the cost of the examination shall be borne by the Manufacturer. For example, if the Manufacturer were paid one million ($1,000,000) dollars, and the audit reveals that the Distributor owes the Manufacturer an additional forty thousand ($40,000) dollars (or four (4%) percent of the one million ($1,000,000) dollars which the Manufacturer was paid), the Distributor shall bear the cost of the examination.

6. Payment for Product.

A. The Distributor shall pay the aggregate sum of the Wholesale Price (as defined in Paragraph “C” of this Article “6” of this Agreement) with respect to the Product it orders no later than sixty (60) days after the date of shipment of the subject order.

The Distributor shall furnish the Manufacturer, at the time of placing each order for the Product, a confirmed, irrevocable Letter of Credit in favor of the Manufacturer, in the amount of the aggregate sum of the Wholesale Price with respect to such order for the Product, to be issued by the Clearing House Payments Company or another entity approved by the Manufacturer, and in a form approved by the Manufacturer, the payment of drafts drawn thereunder to be conditioned upon the prior presentation of such documents as required by the Letter of Credit.

B. Unless otherwise advised in writing by the Distributor, the Manufacturer shall ship the units of the Product to the Distributor’s principal place of business. The units of the Product shall be shipped F.O.B. Point of Origin which means that the Distributor shall obtain title to the Product and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Product to the location from which it shall ship the Product to the Distributor (the “Point of Origin”). The Distributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Product to the Point of Origin. The Distributor further acknowledges that title to the Product has passed to it upon delivery of the Product to the Point of Origin.

C. The Distributor shall pay to the Manufacturer ($*) with respect to each unit of the Product purchased by the Distributor (the “Wholesale Price”).

D. There shall be an increase every twelve months, commencing twelve months after the first day of the calendar month following the date of execution of this Agreement (the “Commencement Date”), of the Wholesale Price per Product unit based upon a Wholesale Price of ($*), by an amount which is equal to the increase in the cost of living (the “COL Index”) from the average for the twelve months immediately preceding the Commencement Date (the “COL Year”) to the average for the twelve (12) month period immediately preceding the date in the year on which such Wholesale Price shall be payable (each such year is hereinafter referred to as the “Determination Year”). In order to determine the average for the COL Year or for the Determination Year, the cost of living for each of the twelve months in the COL Year or in the Determination Year, as the case may be, shall be added and the resultant figure shall be divided by 12. All cost of living computations shall be based upon the Consumer Price Index for all Urban Consumers for New York, Northeast New Jersey for “all items” of the Bureau of Labor Statistics of the United States Department of Labor (the “Index”), or if, at the time a determination must be made, the Index is no longer published or issued, such other index as is generally recognized and accepted for similar determinations. The amount of the increase shall be computed by multiplying the ($*) Wholesale Price by a fraction, the numerator of which is the average cost of living for the Determination Year and the denominator of which is the average cost of living for the COL Year. By way of illustration, assume the following: (i) the average cost of living for the COL Year is one hundred ($100) dollars and (ii) the average cost of living for the Determination Year is one hundred and ten ($110) dollars. In this example, the Wholesale Price per Product unit which shall be payable for the year shall be ($*), which is the amount arrived at by multiplying ($*) by one hundred and ten (110%) percent (the ratio of the average cost of living for the Determination Year to the average cost of living for the COL Year: one hundred ten ($110) dollars divided by one hundred ($100) dollars).

* - Deleted due to confidentiality.

7. The Manufacturer’s Representations, Warranties and Covenants. The Manufacturer represents, warrants, and covenants to the Distributor that:

A. Corporate Status. The Manufacturer is a corporation with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

* - Deleted due to confidentiality.

B. Authority. The Manufacturer has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Manufacturer, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by the Manufacturer and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Manufacturer's Board of Directors, and no further authorization shall be necessary on the part of the Manufacturer for the performance and consummation by the Manufacturer of the transactions contemplated hereby. The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any third party, including any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Law and Other Instruments. The business and operations of the Manufacturer have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Manufacturer or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Manufacturer or cause an acceleration under any arrangement, agreement or other instrument to which the Manufacturer is a party or by which any of its assets are bound. The Manufacturer has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement, contract, or commitment.

D. Intellectual Property. The Manufacturer is the sole and exclusive owner of the Intellectual Property and has the sole and exclusive right to license the use thereof to the Distributor free and clear of any lien, encumbrance or any other restriction, except as set forth on Exhibit “F”. The Manufacturer has no knowledge that any Product or any of the Intellectual Property infringes on any trademark, trade name, service mark, copyright or patent or any trade secret or other proprietary right of any other person. The Manufacturer does not know or have any reason to believe that there are any claims of any third parties with respect to the use of any of the Intellectual Property within the Territory, except as set forth on Exhibit “G”.

E. Compliance with Standards. The Manufacturer is currently in compliance with, and shall remain compliant with, Good Manufacturing Practice standards and with the Food and Drug Administration’s filing requirements, if any, with respect to the Product.

F.  Right to Use. The Manufacturer has not granted and shall not grant, directly or indirectly, to any other person any right to use any right or license to use the Intellectual Property within the Territory.

G.  Right to Distribute. The Manufacturer has not granted and shall not, during the Term, grant, directly or indirectly, to any other person any right (whether current, future, contingent or otherwise) to sell the Product in or into the Territory.

H.  Litigation. Except as set forth on Exhibit “G”, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Manufacturer or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Manufacturer’s business pending or to its knowledge threatened, by or against, any officer or director of the Manufacturer in connection with its affairs, whether or not covered by insurance. Except as set forth on Exhibit “G”, neither the Manufacturer nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Manufacturer.

I.  No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

J.  Survival. The covenants, representations and warranties made by the Manufacturer in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence to this Agreement and the same shall be binding upon the Manufacturer and inure to the Distributor, its successors and assigns.

K.  Complete Disclosure. The Manufacturer has no knowledge that any covenant, representation or warranty of the Manufacturer which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

L.  Notification of an Event. If, during the Term, any event occurs or any event known to the Manufacturer relating to or affecting the Manufacturer shall occur as a result of which (i) any provision of this Article “7” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “7” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Manufacturer shall immediately notify the Distributor pursuant to Paragraph “C” of Article “24” of this Agreement.

M.  No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Distributor knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

8. The Distributor’s Representations, Warranties and Covenants. The Distributor represents, warrants and covenants to the Manufacturer as follows:

A. Corporate Status. The Distributor is a corporation with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. Authority. The Distributor has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Distributor enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by the Distributor and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Distributor’s Board of Directors, and no further authorization shall be necessary on the part of the Distributor for the performance and consummation by the Distributor of the transactions contemplated hereby. The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any third party, including any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Laws and Other Instruments. The business and operations of the Distributor have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Distributor or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Distributor or cause an acceleration under any arrangement, agreement or other instrument to which the Distributor is a party or by which any of its assets are bound. The Distributor has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement contract, or commitment.

D. Right to Distribute. The Distributor shall not grant, directly or indirectly, to any other person other than a Subdistributor any right to use any right or license to use any Intellectual Property within the Territory.

E. Litigation. There are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Distributor or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Distributor’s business pending or to its knowledge threatened, by or against, any officer or director of the Distributor in connection with its affairs, whether or not covered by insurance. Neither the Distributor nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Distributor.

F. No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

G. Survival. The covenants, representations and warranties made by the Distributor in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence of this Agreement and the same shall be binding upon the Distributor and inure to the Manufacturer, its successors and assigns.

H. Complete Disclosure. The Distributor has no knowledge that any covenant, representation or warranty of the Distributor which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

I. Notification of an Event. If, during the Term, any event occurs or any event known to the Distributor relating to or affecting the Distributor shall occur as a result of which (i) any provision of this Article “8” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “8” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Distributor shall immediately notify the Manufacturer pursuant to Paragraph “C” of Article “24” of this Agreement.

J. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Manufacturer knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

9. Term. Subject to the provisions of Article “13” of this Agreement, the Term of this Agreement shall be perpetual.

10. Capitalization of the Distributor. The capitalization of the Distributor shall be at least two hundred fifty thousand ($250,000) dollars as of June 1, 2007, and at least one million ($1,000,000) dollars as of March 1, 2008, inclusive of, not in addition to, the initial two hundred fifty thousand ($250,000) dollars.

11. Warranties.

A. All units of the Product delivered to the Distributor pursuant to this Agreement shall be of good and merchantable quality, free from defects in material and workmanship and reasonably fit for their intended purpose.

B. THE MANUFACTURER HEREBY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES AND GUARANTIES WITH RESPECT TO UNITS OF THE PRODUCT PURCHASED HEREUNDER, WHETHER WRITTEN, ORAL, IMPLIED OR INFERRED BY TRADE, CUSTOM OR PRACTICE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS PROVIDED IN PARAGRAPH “A” OF THIS ARTICLE “11” OF THIS AGREEMENT. THE MANUFACTURER SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR DAMAGES OF ANY KIND, WHETHER DIRECT, CONSEQUENTIAL OR OTHERWISE RELATING TO THE PERFORMANCE OF ANY UNIT OF THE PRODUCT OR BY ANY FAILURE OF THE MANUFACTURER. IN NO EVENT SHALL THE MANUFACTURER’S LIABILITY TO ANY USER OF THE PRODUCT EXCEED THE PURCHASE PRICE FOR THAT PRODUCT PURSUANT TO THIS AGREEMENT.

C. The Distributor shall inspect the units of the Product within seven (7) days after delivery of the shipment containing such units of the Product. If the Distributor, prior to the expiration of such seven (7) day period rejects any units of the Product because such units of the Product do not conform to any agreed upon specifications, the Manufacturer may substitute a like quantity of conforming units of the Product. The Distributor may reject any shipment of non-conforming units of the Product only within seven (7) days after delivery of such shipment, by notice to the Manufacturer, pursuant to Paragraph “C” of Article “24” of this Agreement, stating the reason for rejection with specificity. Failure to timely reject or give proper notice of rejection shall be deemed to constitute acceptance of such shipment. Properly rejected units of the Product shall, in the Manufacturer’s sole and absolute discretion, to be exercised by written notice pursuant to Paragraph “C” of Article “24” of this Agreement, either (i) be returned to the Manufacturer at the Manufacturer’s expense or (ii) be destroyed by the Distributor at the Manufacturer’s expense.

D. If any shipping date is specified, such date represents a good faith estimate by the Manufacturer. In no event shall the Manufacturer be responsible for a delay in shipment or for damages or losses attributable to any such delay.

E. The Distributor may not cancel or assign any order given by it to the Manufacturer.

F. Non delivery or default by the Manufacturer as to any shipment shall not relieve the Distributor from its obligation to accept and pay for any subsequent or prior installment.

12. Force Majeure. Neither the Manufacturer nor the Distributor shall be responsible for failure or delay in performing any of its respective obligations pursuant to this Agreement, due to causes beyond its control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, war (whether or not declared), rebellion, insurrection, sabotage, acts of terrorism, epidemic, quarantine restrictions, labor disputes or controversies, labor shortages, transportation embargoes or failures or delays in transportation, fuel or energy shortages, power interruptions or failures, acts of God, acts, rules, regulations, orders or directives of any government or any political subdivision, agency or instrumentality thereof, or the order of any court or regulatory or arbitral body of competent jurisdiction, including, but not limited to, any injunction entered against either the Manufacturer or the Distributor, as the case may be, or their respective suppliers enjoining it or them from manufacturing, selling or distributing the Product.

13. Termination.

A. Notwithstanding anything in this Agreement to the contrary, the Manufacturer shall have the right to terminate this Agreement in accordance with the provisions of this Article “13” of this Agreement if, the Distributor shall at any time commit any of the following breaches of this Agreement or any of the following defaults in the performance of any of its obligations pursuant to this Agreement unless within fifteen (15) calendar days after receipt of written notice of such default in accordance with Paragraph “C” of Article “24” of this Agreement the Distributor cures such default; provided, however, that if any such breach or default resulted from primarily the Manufacturer’s actions or its officers or agents’ actions or from the Manufacturer’s or its officers’ or agents’ failure to act as required pursuant to this Agreement, no default shall be deemed to have occurred:

i. Any breach by Life Medical of the Acquisition Agreement dated as of the 7th day of March, 2007, by and between Scantek and Life Medical;

ii. The Distributor’s obligation to submit quarterly reports as set forth in Article “4” of this Agreement;

iii. The Distributor’s obligation to pay the Wholesale Price as set forth in Paragraph “A” of Article “6” of this Agreement;

iv. The Distributor’s obligations with respect to the use of the Patents and the Trademark as set forth in Article “17” of this Agreement;

v. The Distributor’s obligations not to disclose Confidential Information as set forth in Article “19” of this Agreement; provided, however, that if the Distributor has taken reasonable measures to protect the Confidential Information from any accidental, unauthorized or premature, disclosure or destruction by any of its Agents, then such disclosure or destruction of the Confidential Information by its Agents shall not be deemed a default pursuant to this Paragraph “A” of this Article “13” of this Agreement;

vi. The Distributor’s obligations not to compete as set forth in Paragraph “B” of Article “20” of this Agreement; provided, however, that if the Distributor has taken all reasonable measures to prevent any of its Agents from breaching the provisions of Paragraph “B” of Article “20” of this Agreement, then such breach by its Agents shall not be deemed a default pursuant to this Paragraph “A” of this Article “13” of this Agreement; and

vii. The Distributor fails to use its best efforts to terminate a Subdistributor for selling outside the Territory.

The right of the Manufacturer to terminate this Agreement pursuant to this Article “13” of this Agreement or otherwise shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that the Manufacturer may possess pursuant to this Agreement, all of which rights and remedies shall survive such termination.

B. Notwithstanding the provisions of Paragraph “A” of this Article “13” of this Agreement, the Manufacturer shall have the right to terminate this Agreement without prior notice to the Distributor if:

i.  Any material representation or warranty of the Distributor contained in this Agreement is untrue when made;

ii. The Distributor admits in writing its inability to pay its debts as they mature;

iii. The Distributor files a petition in bankruptcy;

iv. The Distributor makes an assignment for the benefit of its creditors;

v. The Distributor consents to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property;

vi. A petition in bankruptcy is filed with the written consent of the Distributor;

vii. The Distributor fails to have a petition in bankruptcy which was filed without its consent dismissed within one hundred twenty (120) days from the date upon which such petition was filed;

viii. Notwithstanding the one hundred twenty (120) day period set forth in Subparagraph “vii” of this Paragraph “B” of this Article “13” of this Agreement, the Distributor is adjudicated bankrupt on a petition in bankruptcy filed against it;

ix. A court of competent jurisdiction enters a final non-appealable order, judgment or decree appointing, without the consent of the Distributor, a receiver, trustee or custodian for the Distributor or for all or substantially all of the property or assets of the Distributor; and

x. A court of competent jurisdiction enters a final judgment for the payment of money against the Distributor, which judgment the Distributor shall not discharge (or provide for such discharge) in accordance with its terms within one hundred twenty (120) days of the date of entry thereof, or procure a stay of execution thereof within one hundred twenty (120) days from the date of entry thereof and, within such one hundred twenty (120) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

C. If upon termination pursuant to this Article “13” of this Agreement, the Distributor has in its possession or control any units of the Product, the Manufacturer, in its sole and absolute discretion, shall either (i) allow the Distributor to sell said units of the Product remaining in its possession or control for a period of ninety (90) days after termination or (ii) repurchase said units of the Product remaining in the Distributor’s possession or control from the Distributor at the price paid by the Distributor for said units of the Product which the Distributor shall ship, at the Distributor’s sole expense, to the Manufacturer. If the Manufacturer allows the Distributor to sell the units of the Product remaining in its possession or control, then after said ninety (90) day period, if the Distributor has in its possession or control any remaining units of the Product, the Distributor shall, at its sole expense, arrange to ship any such units of the Product to the Manufacturer and the Manufacturer shall have no obligation to pay for the units of the Product returned to it.

All units of the Product shipped to the Manufacturer shall be shipped F.O.B. Destination which means that the Distributor shall retain title to the Product and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Manufacturer has received the shipment at its principal place of business (the “Point of Destination”). The Distributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Manufacturer has received the shipment at the Point of Destination. The Distributor further acknowledges that title to all the Product shall remain with it upon shipping F.O.B. Destination until the Product is received at the Point of Destination by the Manufacturer.

14. Effect of Termination. The termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement that, pursuant to any provision of this Agreement, is intended to survive or be performed after the termination of this Agreement.

15. Inventions or Improvements by the Distributor. If, during the Term, the Distributor makes any improvements in the Product or the Technology or the mode of using them, including, but not limited to, technical or commercial improvements, becomes the owner of any such improvements either through Patents or otherwise, or obtains any rights, benefits or privileges with respect to the Product or the Technology, including, but not limited to, obtaining 510(k) marketing clearance from the Food and Drug Administration, then it shall and hereby does assign such improvements, rights, benefits or privileges to the Manufacturer (without cost to the Manufacturer) and shall give the Manufacturer full information with respect thereto, including, but not limited to, the mode of using them. Notwithstanding the foregoing, during the Term, the Distributor shall be entitled to use any such improvements, rights, benefits or privileges in conjunction with all rights which are hereby granted to the Distributor with respect to the Technology. The Distributor shall also provide the Manufacturer with any and all test results arising from tests of any Product as soon as practicable after such results are available.

16. Ownership of Intellectual Property. All Intellectual Property shall be the exclusive property of the Manufacturer.

17. Uses of Intellectual Property.

A. Patents. The Distributor may, only with the express written consent of the Manufacturer and at its own expense, apply for patents in any country on any discovery or invention which Distributor or its employees shall have obtained prior to the termination of this Agreement with respect to the Technology, Intellectual Property or Products. The Distributor shall notify the Manufacturer of its intention, keep the Manufacturer currently informed of its activities with respect thereto, and provide the Manufacturer with copies of patent applications and amendments thereto, patent office communications, and other relevant papers. All such patent applications shall be submitted in the Manufacturer’s name; provided, however, that if such patent application cannot be submitted in the Manufacturer’s name, then such patent application and any patents issued pursuant to such patent application shall be assigned to the Manufacturer without cost to the Manufacturer.

B. Trademark. During the Term, the Manufacturer grants to the Distributor the right to affix, without charge to the Distributor, the Trademark (which is owned by the Manufacturer) as a mark of certification to the Product distributed in the Territory by the Distributor, provided:

i. All labels, advertising, and packaging for units of the Product by the Distributor must conform to the specifications of the Manufacturer.

ii. Whenever the Distributor uses the Trademark in advertising or in any other manner in connection with the sale and distribution of the Product, the Distributor shall indicate clearly the Manufacturer’s ownership of the Trademark. The Distributor agrees to affix to each unit of the Product and to the package containing each unit of the Product and any papers inserted in the Package a notice stating “Licensed under United States Patent Nos. RE 32,000, RE 4,624,264, 4,651,749, 6,086,247, 6,135,968”. The Distributor shall provide the Manufacturer with samples of all literature, packages, labels, labeling and advertising prepared by or for the Distributor and intended to be used by the Distributor. When using the Trademark, the Distributor undertakes to comply with all trademark laws, including, but not limited to, compliance with marking requirements.

iii. If required, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Trademark, and if necessary or if requested by the Manufacturer, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary or requested by the Distributor to implement such application or retain, enforce or defend the Trademark.

iv. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Trademark, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Trademark or registration thereof, and the Distributor acknowledges that use of the Trademark shall not create in the Distributor’s favor any right, title or interest in or to the Trademark.

C. Nothing contained in this Agreement shall be construed as conferring upon the Distributor or any of its Subdistributors or customers, directly or by implication, estoppel or otherwise, any additional license under any trade secrets or know-how of the Manufacturer, and no such license or other rights shall arise from this Agreement or from any acts, statements or dealings resulting from or relating to, this Agreement.

D. The Manufacturer assumes no liability to the Distributor or to third parties with respect to the performance characteristics of the Product sold by the Distributor.

18. Manufacturer’s Exclusive Rights, Title and Interest in and to Intellectual Property.

A. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Intellectual Property, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Intellectual Property, and the Distributor acknowledges that use of the Intellectual Property, shall not create in the Distributor's favor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

B. If the applicable Intellectual Property law requires, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Intellectual Property and if necessary, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary to implement such application.

C. The Distributor acknowledges that the use of the Intellectual Property shall not create in the Distributor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

D. Upon termination of this Agreement in any manner as provided in this Agreement, the Distributor shall cease and desist from all use of the Intellectual Property in any manner.

19. Nondisclosure of Confidential Information.
A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to the Distributor, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by the Manufacturer, including, but not limited to, information which is developed, conceived or created by the Manufacturer, or disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents during the Term or after the termination of this Agreement if disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents as a result of this Agreement, with respect to the Manufacturer, its business or any of its products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the Manufacturer, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the Manufacturer. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Manufacturer that the Manufacturer informs the Distributor or its Agents or the Distributor or its Agents should know, by virtue of its or their position or the circumstances in which the Distributor or its Agents learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Distributor or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the Manufacturer in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

“Immediate Family” shall include the following: (i) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (ii) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person; provided, however, that it shall not include any person who was legally adopted after attaining the age of eighteen (18) by any of the persons specified in subparagraph “i” of this Paragraph “A” of this Article “19” of this Agreement or any spouse or issue (whether by blood or adoption) of any such person. A parent of a specified person shall include an affiliate.

B. Except as required in the performance of the Distributor’s or its Agents’ obligations pursuant to this Agreement, neither the Distributor nor its Agents shall, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. The Distributor or its Agents shall take reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. Information shall not be considered Confidential Information if it: (i) is at the time of disclosure or thereafter a part of the public domain without breach of this Agreement by the Distributor or its Agents; provided, however, that the act of copyrighting shall not cause or be construed as causing the copyrighted materials to be in the public domain, (ii) is disclosed as reasonably required in a proceeding to enforce the Distributor’s rights under this Agreement or (iii) is disclosed as required by court order or applicable law; provided, however, that if either the Distributor or its Agents is legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, the Distributor or its Agents, as the case may be, shall promptly notify the Manufacturer of such request or requirement so that the Manufacturer may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, the Distributor and its Agents agree to furnish only that portion of the Confidential Information which they are advised by their respective counsels is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of the Manufacturer, the Distributor and its Agents agree to deliver to the Manufacturer all materials of any nature which are in the Distributor's or its Agents’ possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or which are otherwise the property of the Manufacturer or any vendor, licensor, licensee, customer or client of the Manufacturer, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The Distributor and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the Manufacturer in writing by an officer of the Distributor and/or its Agents.

D. All ideas, inventions, discoveries or improvements, whether patentable or not, conceived by the Distributor or its Agents (alone or with others) during the Term (“Work Products”) shall be the exclusive property of and assigned to the Manufacturer or as the Manufacturer may direct without compensation to the Distributor or its Agents. Any records with respect to the foregoing shall be the sole and exclusive property of the Manufacturer and the Distributor or its Agents shall surrender possession of such records to the Manufacturer upon termination of this Agreement. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

E. Neither the Distributor nor its Agents shall assert any rights with respect to the Manufacturer, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by the Distributor or its Agents prior to the commencement of the Term.

20. Protection of Intellectual Property; Indemnification; Defense; Products Liability.

A. If the Distributor learns of any infringement of any Intellectual Property or imitation or counterfeiting of any Product, Distributor shall promptly notify the Manufacturer of such information. Upon learning of such information, the Manufacturer shall take such action as it deems advisable in its sole and absolute discretion for the protection of the Intellectual Property.

B. In order to induce the Manufacturer to enter into this Agreement, in addition to and in no way limiting Paragraph “C” of Article “3” of this Agreement, the Distributor agrees, on its own behalf and on behalf of its Agents (with the exception of the Manufacturer), that neither the Distributor, nor any of its Agents, shall during the Term and, for a period of five (5) years from the date of termination of this Agreement, (i) manufacture any Competing Products (as defined below), (ii) directly or indirectly sell or market any product which competes either directly or indirectly with any product of the Manufacturer that screens for, or is a detection modality for prostate, cancer, kidney disease and strokes or any product which is based upon the technology of temperature differentials (“Competing Products”), or (iii) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale Competing Products. The Distributor further agrees, on its own behalf and on behalf of its Agents, that neither it nor its Agents shall during the Term and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the Manufacturer; (ii) interfere with or disrupt the Manufacturer's relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with the Manufacturer.

C. The Distributor and the Manufacturer each agree, on their own behalf and on behalf of their Agents, that neither them nor their Agents shall during the Term and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the other of the Manufacturer or the Distributor, as the case may be; (ii) interfere with or disrupt the other of the Manufacturer’s or the Distributor's, as the case may be, relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with the other of the Manufacturer or the Distributor, as the case may be.

D. The Distributor and the Manufacturer each agree, on their behalf and on behalf of their Agents, that the duration, scope and geographic area for which the provisions set forth in Paragraphs “B” and “C” of this Article “20” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

E. Any period of time set forth in this Agreement shall not be construed to permit the Distributor, the Manufacturer, or either of their Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

21. Indemnification.

A. Indemnification by the Distributor. In order to induce the Manufacturer to enter into and perform this Agreement, the Distributor does hereby indemnify, protect, defend and save and hold harmless the Manufacturer and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Distributor of the representations, warranties and covenants set forth in Article “8” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Distributor of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

B. Indemnification by the Manufacturer. In order to induce the Distributor to enter into and perform this Agreement, the Manufacturer does hereby indemnify, protect, defend and save and hold harmless the Distributor and each of its members, affiliates, officers, managers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Manufacturer of the representations, warranties and covenants set forth in Article “7” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Manufacturer of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification which is set forth in this Article “21” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the “Indemnifying Party”), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “24” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the “Claim Notice”). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “24” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “21” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “24” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “24” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “21” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “21” of this Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “H”, acknowledging its liability for indemnification pursuant to this Article “21” of this Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

22. Equitable Relief. If the Distributor breaches this Agreement, the Manufacturer shall have the right, at its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which the Manufacturer may have for damages or otherwise.

23. No Agency. Except as provided for in this Agreement, neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever; and no partnership, joint venture, agent, fiduciary, or employment relationship is intended or created by reason of this Agreement. It is the intent of the parties hereto that each party shall be an independent contractor of the other. Neither has the authority to assume or create any obligation or liability, express or implied, upon the other’s behalf or in its name or to bind the other in any manner whatsoever. The Distributor shall not sign any document as an authorized person of the Manufacturer and none of its employees or members shall hold themselves out as officers, directors, or shareholders of the Manufacturer, or as otherwise having any authority to enter into contracts binding upon the Manufacturer, or to create any obligations on the part of the Manufacturer. The Manufacturer shall not sign any document as an authorized person of the Distributor and none of its employees or shareholders shall hold themselves out as officers, managers, or members of the Distributor, or as otherwise having any authority to enter into contracts binding upon the Distributor, or to create any obligations on the part of the Distributor.

24. Miscellaneous.

A. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To the Manufacturer:	Scantek Medical, Inc.
4B Wing Drive
Cedar Knolls, New Jersey 07927
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: (973) 401-0459

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

With a copy to:	Edward C. Kramer, Esq.
488 Madison Avenue
New York, New York 10022
Fax No.: (212) 783-0028

To the Distributor:	Gibraltar Global Marketing LLC
4B Wing Drive
Cedar Knolls, New Jersey 07927
Attention: Steven Cantor, President
Fax No.: (516) 977-3425

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “24” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. Except as otherwise provided in Article “22” of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration solely in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them solely by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “24” of this Agreement.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Assignment by the Manufacturer. This Agreement shall be transferable by the Manufacturer.

F. Construction. Each of the parties hereto hereby acknowledges and agrees that (i) Mintz & Fraade, P.C. drafted this Agreement on behalf of both of the parties to this Agreement, (ii) each party has been separately advised by counsel other than Mintz & Fraade, P.C. during the course of reviewing this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

G. Entire Agreement.  This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Manufacturer nor the Distributor makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

H. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I. Binding Agreement. This Agreement shall not be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns unless and until each of the parties to this Agreement have executed and delivered to the other party a fully executed copy of this Agreement.

J. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach of this Agreement.

K. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L. Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing, which is signed by all of the parties to this Agreement.

M. Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

N. Survival. All of the provisions and obligations of this Agreement shall survive the termination of this Agreement.

O. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either party, that party may cancel, and terminate the Agreement by giving written notice to the other party.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

Scantek Medical, Inc.	Gibraltar Global Marketing LLC

By:	By:
Dr. Zsigmond L. Sagi, President	Steven Cantor, President

List of Exhibits

Exhibit A:	Patents

Exhibit B:	Description of the Product

Exhibit C:	Territory

Exhibit D:	Trademark

Exhibit E:	Form of Subdistributor Agreement

Exhibit F:	Liens

Exhibit G:	Litigation

Exhibit H:	Form of Letter Agreement to be Executed Pursuant to Article “21” of the Agreement

EXHIBIT A

PATENTS

UNITED STATES:

RE 32,000

RE 4,624,264

4,651,749

6,086,247

6,135,968

U.S. PATENT APPLICATIONS

APPLICATION NUMBER	DATE OF APPLICATION
08/854144	5/14/97
08/926790	9/10/97
09/018765	2/05/98

EXHIBIT B

PRODUCT KNOWN AS BREASTCARE™ /BREASTALERT™

Notwithstanding the following more specific description of the Product, the Products shall include any temperature sensing product manufactured by the Manufacturer using the patented technology set forth in the Patents listed in Exhibit "A" or improvements thereto. The BreastCare™ /BreastAlert™ is an early diagnostic direct reading, digital product to screen the breast for abnormalities, including cancer.

The BreastCare™ /BreastAlert™ measures underlying breast tissue temperature and not skin surface temperature by retaining the emitted heat when BreastCare™ /BreastAlert™ is placed against the breast for 15 minutes. The averaged and recorded reading on the BreastCare™ /BreastAlert™ has taken into consideration that the temperature patterns of a woman's breasts are closely symmetrical. This method detects abnormalities by comparing the temperature differences in the corresponding areas of a woman's breasts.

The BreastCare™ /BreastAlert™ product consists of a pair of non-woven pads made of spun-fiber material, each of which has three wafer-thin, pliant, aluminum foil, and temperature responsive segments attached to its inner surface. Each segment is wedge-shaped and contains 18 columns or bars of thermal dots. These dots contain chemical heat sensors that change color when exposed to a specific temperature.

EXHIBIT C

TERRITORY: EXCLUDED COUNTRIES

Afghanistan

Bosnia & Herzegovina

Canada

Croatia

France

Jordan

Libya

Morocco

Qatar

Serbia & Montenegro

Syria

United States

Algeria

Brazil

Chile

Egypt

Iran

Kuwait

Macedonia

Oman

Saudi Arabia

Slovenia

Tunisia

Wales

Bahrain

Bulgaria

China

England

Iraq

Lebanon

Malaysia

Pakistan

Scotland

Sudan

United Arab Emirates

Yemen

EXHIBIT D

TRADEMARK

BreastAlert

BreastCare

EXHIBIT E

FORM OF SUBDISTRIBUTOR AGREEMENT

__________, 200__

Dear Sir or Madam:

Gibraltar Global Marketing, a Delaware limited liability company (the “Distributor”) is the Distributor pursuant to a Distribution Agreement dated as of the 9th day of January, 2007, by and between Scantek Medical, Inc. (the “Manufacturer”) and the Distributor (the “Distribution Agreement”); a copy of the Distribution Agreement is annexed hereto as Exhibit "A".

The parties have agreed to the following terms and conditions:

1.  The Subdistributor shall comply with all of the terms and conditions of the Distribution Agreement, or as it may be amended in the future, which are applicable to the Distributor and which are incorporated in this Subdistribution Agreement (this “Subdistribution Agreement”) by reference as if fully set forth herein.

2.  All of the capitalized terms used herein which are not defined herein shall have the meaning set forth in the Distribution Agreement.

3.  Pursuant to this Subdistribution Agreement, the Distributor agrees to grant to _______________ (the “Subdistributor”) an exclusive right to distribute and sell the Product within the following region: ________________ for a period which shall commence on ________________ and which shall continue until ___________, ____ (the "Term"), unless otherwise terminated pursuant to Article “8” of this Subdistribution Agreement.

4.  The Subdistributor agrees to pay the following price (the “Price”) with respect to each unit of the Product purchased by the Subdistributor:

[Pricing information to be inserted]

The Subdistributor shall pay to the Manufacturer the price set forth in the Distribution Agreement for each unit of the Product.

The Subdistributor shall pay to the Distributor _________________________ ($___________) dollars (this is the difference between the Price and the price paid by the Subdistributor to the Manufacturer for units of the Product).

5.  The Subdistributor shall purchase the Products solely from the Manufacturer.

6.  The Distributor represents, warrants, and covenants to the Subdistributor that the representations, warranties and covenants given by the Distributor in the Distribution Agreement are true and accurate and shall be binding upon the Distributor as if they had been given directly to the Subdistributor.

7.  The Subdistributor represents, warrants and covenants to the Distributor that:

A.  The Subdistributor is a ___________ with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B.  The Subdistributor has the full right, power and legal capacity to enter into this Subdistribution Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Subdistribution Agreement by the Subdistributor and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Subdistributor’s ___________________, and no further authorization shall be necessary on the part of the Subdistributor for the performance and consummation by the Subdistributor of the transactions contemplated hereby. A copy of the minutes of said action by the Subdistributor’s ____________ is annexed hereto as Exhibit "B". The execution, delivery and performance of this Subdistribution Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any governmental agency or authority or any political subdivision thereof.

C.  The business and operations of the Subdistributor have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Subdistributor or its properties, assets, businesses or prospects. The performance of this Subdistribution Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Subdistributor or cause an acceleration under any arrangement, agreement or other instrument to which the Subdistributor is a party or by which any of its assets are bound. The Subdistributor has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement contract, or commitment.

D.  The Subdistributor has the distributing capacity and the financial resources to meet the Subdistributor’s obligations pursuant to this Subdistribution Agreement on a timely basis.

E.  There are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting the Subdistributor or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Subdistributor’s business pending or to its knowledge threatened, by or against, any officer or director of the Subdistributor in connection with its affairs, whether or not covered by insurance. Neither the Subdistributor nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Subdistributor.

F.  No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Subdistribution Agreement.

G.  The covenants, representations and warranties made by the Subdistributor in or in connection with this Subdistribution Agreement shall survive the execution and delivery of this Subdistribution Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence of this Subdistribution Agreement and the same shall be binding upon the Subdistributor and inure to the Distributor, its successors and assigns.

H.  The Subdistributor has no knowledge that any covenant, representation or warranty of the Subdistributor which is contained in this Subdistribution Agreement or in a writing furnished or to be furnished pursuant to this Subdistribution Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

I.  If, during the Term, any event occurs or any event known to the Subdistributor relating to or affecting the Subdistributor shall occur as a result of which (i) any provision of this Article “7” of this Subdistribution Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “7” of this Subdistribution Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Subdistributor shall immediately notify the Distributor pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement.

J.  It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Distributor knew or had reason to know that any covenant, representation or warranty in this Subdistribution Agreement contained untrue statements.

8.  Termination.

A.  Anything in this Subdistribution Agreement notwithstanding the Distributor shall have the right to terminate this Subdistribution Agreement immediately if the Subdistributor shall at any time default in the performance of any of its obligations under, or otherwise commit any breach of, this Subdistribution Agreement unless within ten (10) calendar days after receipt of written notice of such default in accordance with Paragraph "C" of Article "12" of this Subdistribution Agreement the Subdistributor cures such default or, if there is a default which cannot, with due diligence, be cured within ten (10) calendar days, the Subdistributor institutes within ten (10) calendar days steps reasonably necessary to remedy the default and thereafter diligently prosecutes same to disposition. The Distributor’s right to terminate this Subdistribution Agreement pursuant to this Article "8" of this Subdistribution Agreement or otherwise shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that the Distributor may possess pursuant to this Subdistribution Agreement, all of which rights and remedies shall survive such termination. The Distributor shall be required to provide the Subdistributor with written notice of default on no more than three (3) occasions during the Term. After such three (3) occasions, the Distributor shall no longer be required to give notice to the Subdistributor and the Distributor shall have the right to immediately terminate this Subdistribution Agreement if the Subdistributor shall fail to perform any of its obligations pursuant to, or otherwise commit any breach of, this Subdistribution Agreement.

B.  Notwithstanding the provisions of Paragraph “A” of this Article “8” of this Subdistribution Agreement, the Distributor shall have the right to terminate this Subdistribution Agreement without prior notice to the Subdistributor if:

i.  The Subdistributor fails to make any payments when due;

ii.  Any representation or warranty of the Subdistributor contained in this Subdistribution Agreement is untrue when made;

iii.  The Subdistributor admits in writing its inability to pay its debts as they mature;

iv.  The Subdistributor files a petition in bankruptcy;

v.  The Subdistributor makes an assignment for the benefit of its creditors;

vi.  The Subdistributor consents to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property;

vii.  A petition in bankruptcy is filed with the consent of the Subdistributor;

viii.  The Subdistributor fails to have a petition in bankruptcy which was filed without its consent dismissed within one hundred twenty (120) days from the date upon which such petition was filed;

ix.  Notwithstanding the one hundred twenty (120) day in Subparagraph “viii” of this Paragraph “B” of this Article “8” of this Subdistribution Agreement, the Subdistributor is adjudicated bankrupt on a petition in bankruptcy filed against it;

x.  A court of competent jurisdiction enters a final non-appealable order, judgment or decree appointing, without the consent of the Subdistributor, of a receiver, trustee or custodian for the Subdistributor or for all or substantially all of the property or assets of the Subdistributor;

xi.  A proceeding is commenced to foreclose the security interest in, or lien on, any property or assets to satisfy the security interest or lien therein of any creditor of the Subdistributor;

xii.  A court of competent jurisdiction enters a final judgment for the payment of money against the Subdistributor, which judgment the Subdistributor shall not discharge (or provide for such discharge) in accordance with its terms within one hundred twenty (120) days of the date of entry thereof, or procure a stay of execution thereof within one hundred twenty (120) days from the date of entry thereof and, within such one hundred twenty (120) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

xiii.  There is an imposition of any attachment or levy, or an issuance of any note of eviction against the assets or properties of the Subdistributor.

C.  If upon termination pursuant to this Article “8” of this Subdistribution Agreement, the Subdistributor still has in its possession or control any units of the Product, the Subdistributor shall, at its sole expense, arrange to ship any such units of the Product to the Distributor. The units of the Product shall be shipped to the Distributor F.O.B. Destination which means that the Subdistributor shall retain title to the Product and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Distributor has received the shipment at its principal place of business (the “Point of Destination”). The Subdistributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Product and all other costs until the Distributor has received the shipment at the Point of Destination. The Subdistributor further acknowledges that title to all the Product shall remain with it upon shipping F.O.B. Destination until the Product is received at the Point of Destination by the Distributor.

D.  This Subdistribution Agreement is subject to and subordinated to the Distribution Agreement. If the Distribution Agreement is terminated, the Subdistributor shall, at the option of the Manufacturer, continue to distribute the Product and shall, promptly, upon the Manufacturer’s request, execute and deliver all instruments which are necessary and appropriate to continue as a distributor. The Subdistributor hereby waives all rights under any present or future law to elect, solely by reason of the termination of the Distribution Agreement, to terminate this Subdistribution Agreement.

9.  The termination of this Subdistribution Agreement for any reason shall not release the Subdistributor or the Distributor from any liability, obligation or agreement that, pursuant to any provision of this Subdistribution Agreement, is intended to survive or be performed after the termination of this Subdistribution Agreement.

10.  Indemnification.

A.  Indemnification by the Distributor. In order to induce the Subdistributor to enter into and perform this Subdistribution Agreement, the Distributor does hereby indemnify, protect, defend and save and hold harmless the Subdistributor and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Distributor of the representations, warranties and covenants set forth in Article “6” of this Subdistribution Agreement or in any of the documents delivered pursuant hereto, or of a breach by the Distributor of any of its obligations pursuant to this Subdistribution Agreement or in any of the documents delivered pursuant hereto.

B.  Indemnification by the Subdistributor. In order to induce the Distributor to enter into and perform this Subdistribution Agreement, the Subdistributor does hereby indemnify, protect, defend and save and hold harmless the Distributor and each of its members, affiliates, officers, managers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Subdistributor of the representations, warranties and covenants set forth in Article “7” of this Subdistribution Agreement or in any of the documents delivered pursuant hereto, or of a breach by the Subdistributor of any of its obligations pursuant to this Subdistribution Agreement or in any of the documents delivered pursuant hereto.

C.  Reasonable Costs, Etc. The indemnification, which is set forth in this Article “10” of this Subdistribution Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D.  Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “10” of this Subdistribution Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “12” of this Subdistribution Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “10” of this Subdistribution Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “10” of this Subdistribution Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “C”, acknowledging its liability for indemnification pursuant to this Article “10” of this Subdistribution Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

11.  In the event of any breach by the Subdistributor of the provisions of this Subdistribution Agreement, the Subdistributor acknowledges that the Distributor will not have an adequate remedy at law and that the Distributor will be entitled to institute and prosecute proceedings in an appropriate court of competent jurisdiction and to obtain an injunction restraining the Subdistributor from violating the provisions of this Subdistribution Agreement without posting a bond or other security.

12.  Miscellaneous.

A.  Headings. Headings contained in this Subdistribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subdistribution Agreement.

B.  Enforceability. If any provision which is contained in this Subdistribution Agreement or the Distribution Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Subdistribution Agreement and this Subdistribution Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C.  Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To the Distributor:	Gibraltar Global Marketing, LLC
_________________________
_________________________
Attn: Steven Cantor, President
Fax No.: __________________

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, New York 10022
Attn.: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To the Manufacturer:	Scantek Medical, Inc.
_________________________
_________________________
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: __________________

With a copy to:	Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To the Subdistributor:	_________________________
_________________________
_________________________
Attn: _____________________
Fax No.: ( ) ______________
With a copy to:	_________________________
_________________________
_________________________
Attn: _____________________
Fax No.: ( ) ______________

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “12” of this Subdistribution Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D.  Governing Law; Disputes. This Subdistribution Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. Except as otherwise set forth in Article “11” of this Subdistribution Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Subdistribution Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Subdistribution Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “12” of this Subdistribution Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E.  No Assignment by the Subdistributor. The rights granted pursuant to this Subdistribution Agreement shall not be transferable by the Subdistributor, without the Distributor's prior written consent. For purposes of this Paragraph “E” of this Article "12" of this Subdistribution Agreement, any transfer of a controlling interest in the Subdistributor shall be deemed to be a transfer by the Subdistributor and if such transfer of a controlling interest has been made without the Distributor's prior written consent, the Distributor may in its sole and absolute discretion terminate by written notice pursuant to Paragraph "C" of this Article "12" of this Subdistribution Agreement.

F.  Assignment by the Distributor. This Subdistribution Agreement shall be transferable by the Distributor provided that such transferee is the Distributor pursuant to a transfer of the Distribution Agreement.

G.  Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Subdistribution Agreement and (iii) this Subdistribution Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Subdistribution Agreement.

H.  Entire Agreement. This Subdistribution Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Subdistribution Agreement, the Distributor does not makes any other representations or warranties, and hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Subdistribution Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

I.  Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Subdistribution Agreement and the intents and purposes hereof.

J.  Binding Agreement. This Subdistribution Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

K.  Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Subdistribution Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Subdistribution Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Subdistribution Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

L.  Counterparts. This Subdistribution Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M.  Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

N.  Modifications. This Subdistribution Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Subdistribution Agreement which is signed by all of the parties to this Subdistribution Agreement.

O.  Exhibits. All Exhibits annexed or attached to this Subdistribution Agreement are incorporated into this Subdistribution Agreement by reference thereto and constitute an integral part of this Subdistribution Agreement.

P.  Survival. All of the provisions and obligations of this Subdistribution Agreement shall survive the termination of this Subdistribution Agreement.

Q.  Severability. The provisions of this Subdistribution Agreement shall be deemed separable. Therefore, if any part of this Subdistribution Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Subdistribution Agreement; provided that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Subdistribution Agreement to either party, that party may cancel, and terminate this Subdistribution Agreement by giving written notice to the other party.

If the above reflects our agreement, please sign where indicated below.

Sincerely,

Gibraltar Global Marketing, LLC

By:
Steven Cantor, President

Agreed and Accepted:

By:
Title:

EXHIBIT F

LIENS

1.	Two UCC-1s filed by Ira Russack;

2.	Two UCC-1s filed by Canal Jeans Co.;

3.	Two UCC-1s filed by Angela Sabella; and

4.	UCC-1 filed by Trinity Bui.

EXHIBIT G

LITIGATION

1.  Frank A. Ciolli, Alfred V. Greco, PLLC and Alfred V. Greco, individually v. Scantek Medical, Inc. and Dr. Zsigmond L. Sagi, Case No. 04-3978 in the United States District Court for the District of New Jersey. Mr. Ciolli is seeking (A) the distribution rights with respect to the Product in the United States and Mexico and (B) approximately $286,003 in loans made to the Manufacturer and/or approximately 6,650,000 shares of common stock, par value $.001 of the Manufacturer (“Common Stock”). Alfred V, Greco, PLLC and Alfred V. Greco are seeking $10,000 and 25,000 shares of Common Stock for legal fees and the costs and expenses of collection.

The Manufacturer, prior to the service of the lawsuit, had paid $105,000 plus interest to Mr. Ciolli with respect to one of the loans and issued to him 1,650,000 shares of the 6,650,000 shares of Common Stock Mr. Ciolli is seeking. The Manufacturer believes that (A) there is virtually no basis for Mr. Ciolli’s claim to the remaining 5,000,000 shares of Common Stock, and (B) while Mr. Ciolli is entitled to approximately $105,000 in repayment of one loan, Mr. Ciolli does not have a valid cause of action with respect to any of his other claims.

On October 15, 2004, the Manufacturer filed a Motion to Dismiss based upon insufficiency of service of process and failure to state a claim for which relief could be granted, for numerous reasons, including, but not limited to, (A) the Manufacturer had repaid the only loan evidenced by a promissory note made pursuant to the terms of the Letter of Intent and (B) the Manufacturer had issued 1,650,000 shares to Mr. Ciolli. Accordingly, the repayment of the $105,000 loan makes the claim for the balance of the shares claimed by Ciolli moot because those shares were being held in escrow to secure repayment of the $105,000 loan, and the issuance of the 1,650,000 shares makes the claim for the $33,000 loan moot. Mr. Ciolli and Mr. Greco requested that the Manufacturer allow them to (A) withdraw the action in New Jersey and (B) commence the action in New York. In view of the time and money spent thus far defending the case in New Jersey, the Manufacturer was not willing to allow Mr. Ciolli and Mr. Greco to withdraw the case in New Jersey. The Manufacturer determined to concede jurisdiction over it in New Jersey, and informed the Court of its decision. On August 8, 2005, the Court issued a decision with respect to the remainder of the Manufacturer’s Motion to Dismiss. The Court dismissed many of Mr. Ciolli’s claims against the Manufacturer and dismissed the Complaint in its entirety with respect to Dr. Sagi for lack of jurisdiction. The Manufacturer intends to vigorously defend against the remaining claims.

On August 22, 2005, Mr. Ciolli commenced an action in the Supreme Court of the State of New York against Dr. Sagi, the Manufacturer’s counsel, Mintz & Fraade, P.C., the two named partners of Mintz & Fraade, P.C. and certain individuals and entities with which the Manufacturer is engaged in business. Mr. Ciolli is seeking the following damages which he allegedly incurred: (1) compensatory damages in excess of $10,000,000, (2) punitive damages in excess of $5,000,000 and (3) 3,000,000 shares of Common Stock. Dr. Sagi and Mintz & Fraade, P.C. and its named partners intend to vigorously defend against these claims for which the Manufacturer is potentially liable pursuant to its indemnification of Dr. Sagi and counsel. The Manufacturer believes that Ciolli’s claims in the New York litigations against Dr. Sagi, Mintz & Fraade, P.C. and the partners of Mintz & Fraade, P.C. have no merit.

2.  Carriage House Capital, on May 13, 2004, docketed with the Superior Court of New Jersey a judgment against the Manufacturer entered on July 17, 2001 in the Superior Court for the State of Arizona in the amount of $10,000 plus interest from November 20, 2000 plus attorneys’ fees and costs in the amount of $6,401.50. The Arizona judgment also provides for the issuance of 5,000 shares of Common Stock for every week commencing November 20, 2000 in which the judgment remains unsatisfied, which was later postponed to December 10, 2000 pursuant to an agreement between the Manufacturer and Carriage House Capital. On July 14, 2004, Carriage House Capital filed a motion to compel delivery of the stock and payment of attorneys’ fees and costs. As of September 16, 2005, the Manufacturer owed Carriage House 570,000 shares of Common Stock. The manufacturer intends to pay the $10,000 plus interest to Carriage House Capital, and to negotiate with Carriage House Capital to reduce the number of shares of Common Stock to be issued to Carriage House Capital.

3.  Judgment entered on October 12, 2000 in favor of Tapecon Inc. in the amount of $14,563.82 with costs in an amount of $230.56. On December 8, 2000, Tapecon received $8,176.81 towards the payment of the judgment.

4. Stursberg & Veith and Folkenflik & McGerity seek to recover fees in the aggregate amount of $70,358.49 for legal services allegedly performed from 1997 through 1999. Opposing counsel tried to have the case put on the calendar for trial and the Manufacturer opposed said action on the basis of incomplete discovery. On September 30, 2004, the Court ordered the case to be remanded and reassigned to a non-commercial part. The parties have recently reached an oral agreement with respect to the payment of the $70,358.49 sought by Stursberg & Veith and Folkenflik & McGerity. Commencing on January 15, 2005, the Manufacturer shall pay $5,000 to Stursberg & Veith and Folkenflik & McGerity and on the fifteenth of each month thereafter, the Manufacturer shall pay Stursberg & Veith and Folkenflik & McGerity $10,000 until the fees have been paid in full. The Manufacturer has made the $5,000 payment due on January 15, 2005 and the $10,000 payments due through June 15, 2005. Accordingly, the Manufacturer has paid approximately 78% of the money owed to Stursberg & Veith and Folkenflik & McGerity and the amount currently owed is $15,358.49.

After making the May 15, 2005 payment, the Manufacturer requested an extension of thirty (30) days with respect to the June 15, 2005 payment and subsequent payments. The Manufacturer had been orally advised by Max Folkenflik of Stursberg & Veith and Folkenflik & McGerity that the extension would be granted. However, the Manufacturer was unable to make the next payment on July 15, 2005, and on July 19, 2005, Stursberg & Veith and Folkenflik & McGerity sent it a notice of default with respect to the June 15, 2005 and July 15, 2005 payments. Although the Manufacturer made the payment due on June 15, 2005 on August 18, 2005, it has not made the remaining payments which were due on July 15, 2005 and August 15, 2005. Stursberg & Veith and Folkenflik & McGerity may enter a judgment with the Clerk of the Court for $70,358.49, less the payments of $55,000 previously made, plus compounded interest at the rate of 8% per annum from March 15, 1999.

EXHIBIT H

FORM OF LETTER AGREEMENT TO BE

EXECUTED PURSUANT TO ARTICLE “21”

OF THE AGREEMENT

From:	The Indemnifying Party
(Name and Address)

To:	The Indemnified Party
(Name and Address)

Date:

Gentlemen/Ladies:

This shall confirm and acknowledge that pursuant to Article “21” of the Exclusive Distribution Agreement (the “Agreement”) dated as of the 9th day of January, 2007, by and among Scantek Medical, Inc. and Gibraltar Global Marketing, LLC, the undersigned acknowledges its liability for indemnification to you with respect to _________________ (description of claim) (the “Claim”), and shall not take the position that it is not liable to you with respect to the Claim. Such obligation is subject to all of the provisions, terms and conditions of the Agreement.

Very truly yours,

Name of Indemnifying Party

By:

(Authorized Signature)

STATE OF	)
)ss.:
COUNTY OF	)

On the ____ day of __________, ____ before me personally came __________ to me known, who, being by me duly sworn, did depose and say that that he or she is the ____________ of __________________________, the ___________ described in and which executed the foregoing instrument; that he or she knows the seal of said _________________; that the seal affixed to said instrument is such _________ seal; that it was so affixed by order of the board of _________ of said _______________, and that he or she signed his or her name thereto by like order.

Notary Public